Exhibit 99.1
January 11, 2005

IMMEDIATE RELEASE: UPDATED
Contact: Melvin E. Meekins, Jr.
(410) 268-4554

Severn Bancorp, Inc. Announces Record Fourth Quarter Earnings

Severn Bancorp, Inc. (Nasdaq - SVBI) the parent company of Severn Savings Bank, FSB, and Hyatt Commercial, announced record earnings for the fourth quarter and the year ended December 31, 2004. Net income for the fourth quarter (unaudited) was $3.4 million or $.41 per share, compared to $2.7 million or $.32 per share for the fourth quarter of 2003. Net income increased approximately 15% to $13.0 million or $1.56 per share for the year ended December 31, 2004, compared to $11.3 million or $1.34 per share for the year ended December 31, 2003. All per share earnings are adjusted to reflect the two-for-one stock split distributed on December 30, 2004.

A dividend of $.055 cents per share is payable on January 15, 2005 to shareholders of record as of December 31, 2004. Severn Bancorp, Inc., with over $700 million in assets, trades under the symbol SVBI. The Bank has three branch locations, at 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie, and 3083 Solomon’s Island Road in Edgewater. Severn’s website is www. severnbank.com.

For additional information or questions, please contact Melvin E. Meekins, Jr., Executive Vice President or S. Scott Kirkley, Senior Vice President, Severn Bancorp, Inc. 1919A West Street, Annapolis, Maryland 21401, (410) 268-4554, e-mail: mmeekins@severn.hpwsb.com or skirkley@severn.hpwsb.com.

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